Exhibit 99.1

SUPPLEMENTAL INFORMATION

In this exhibit, unless the context otherwise requires, ‘‘Acquisition’’ refers to the acquisition by Clarke American Corp. of John H. Harland Company, ‘‘Transactions’’ refers to the Acquisition and the related financing transactions and application of the proceeds therefrom, ‘‘Clarke American’’ refers to Clarke American Corp. and its subsidiaries prior to completion of the Transactions, and ‘‘Harland’’ refers to John H. Harland Company and its subsidiaries prior to completion of the Transactions. Unless the context otherwise requires, ‘‘we,’’ ‘‘us,’’ ‘‘our’’ or ‘‘Company’’ refers to Clarke American Corp. and its subsidiaries following completion of the Transactions.

The ‘‘2013 notes’’ refers to the existing Clarke American 11¾% Senior Notes due 2013. The ‘‘new senior secured credit facilities’’ refers to the senior secured credit facilities that will become effective in connection with the Acquisition.

Each of M & F Worldwide Corp. (‘‘M & F Worldwide’’), Clarke American and Harland during the pendency of the Acquisition continues to operate as a stand-alone company. The supplemental information furnished herewith has been prepared by M & F Worldwide and Clarke American solely for illustrative purposes in connection with the financing transactions contemplated by the Acquisition. There can be no assurance that all conditions to the closing of the Acquisition will be satisfied.

Recent Developments

Although Clarke American and Harland results of operations for the first fiscal quarter of 2007 are not currently available, the following information reflects our expectations with respect to such results based on information currently available to us. We currently expect that Clarke American’s revenues and EBITDA for the fiscal quarter ended March 31, 2007 will be generally comparable with revenues and EBITDA for the corresponding fiscal quarter in 2006 after taking into account the additional business day in the first fiscal quarter of 2006. Additionally, we are informed that Harland currently expects to report revenues and pre-tax income from continuing operations for the fiscal quarter ended March 30, 2007 that are generally comparable with revenues and pre-tax income from continuing operations for the corresponding fiscal quarter in 2006 after taking into account one-time Acquisition-related costs and accruals and the previously disclosed loss of a major customer at the end of the first quarter of 2006.

SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA

Clarke American’s Summary Historical and Pro Forma Consolidated Financial Data

Clarke American’s summary historical consolidated financial data set forth below for the fiscal years ended December 31, 2004 and 2006, the period from January 1, 2005 to March 31, 2005, the period from April 1, 2005 to December 14, 2005 and the period from December 15, 2005 to December 31, 2005, and as of December 31, 2006, have been derived from Clarke American’s audited consolidated financial statements.

The summary unaudited pro forma financial information and other data presented below is derived from the unaudited pro forma consolidated financial information and related notes included under the caption ‘‘Unaudited Pro Forma Condensed Consolidated Financial Information’’ below and presents summary unaudited pro forma financial data as of and for the year ended December 31, 2006. The unaudited pro forma consolidated statement of income data reflects adjustments to Clarke American’s consolidated historical financial information to give effect to the Transactions, which are described in the introduction to ‘‘Unaudited Pro Forma Condensed Consolidated Financial Information’’ as if those Transactions occurred on January 1, 2006. The unaudited pro forma consolidated balance sheet data reflects adjustments to Clarke American’s consolidated historical financial information to give effect to the Transactions as if those Transactions occurred on December 31, 2006. The summary unaudited pro forma financial information is presented for illustrative purposes only and does not purport to present our actual results of operations had the Transactions in fact occurred on the dates specified, nor is it necessarily indicative of our results of operations that may be achieved in the future or during any fiscal year. The summary unaudited pro forma financial information is based on certain assumptions and adjustments described in the notes in the unaudited pro forma consolidated financial information and should be read in conjunction with that financial information and those notes. The businesses of Clarke American and Harland will operate as separate businesses prior to the completion of the Transactions.

Clarke American’s Predecessor (Novar) was not a separate, stand-alone company from Novar plc during the fiscal year ended December 31, 2004 or for the three months ended March 31, 2005, and Clarke American’s Predecessor (Honeywell) was not a separate, stand-alone company from Honeywell during the period from April 1, 2005 through December 14, 2005. The Clarke American financial statements for those periods have been prepared as if each of Clarke American’s predecessors had existed as a stand-alone company for those relevant periods and reflect balances that were directly attributable to the business Clarke American operates.

	Predecessor (Novar)		Predecessor (Honeywell)	Successor	Combined	Successor
	Fiscal 2004	Fiscal 2005				Fiscal 2006
Operating Data	Year Ended December 31, 2004	Three Months Ended March 31, 2005	Period from April 1 to December 14, 2005	Period from December 15 to 31, 2005	Fiscal Year 2005 Combined	Year Ended December 31, 2006	Pro Forma Year Ended December 31, 2006
					(unaudited)		(unaudited)
			(dollars in millions)
Revenues	$607.6	$154.4	$439.9	$24.1	$618.4	$623.9	$1,674.1
Cost of revenues	353.1	91.1	285.6	17.4	394.1	389.7	970.3
Gross profit	254.5	63.3	154.3	6.7	224.3	234.2	703.8
Selling, general and administrative expenses	147.5	39.2	100.8	6.0	146.0	147.2	490.8
Operating income	107.0	24.1	53.5	0.7	78.3	87.0	213.0
Other, net	—	—	—	—	—	—	0.9
Interest expense, net	(19.1)	(5.6)	(2.4)	(2.8)	(10.8)	(60.0)	(211.7)
Income (loss) before income taxes	87.9	18.5	51.1	(2.1)	67.5	27.0	2.2
Provision (benefit) for income taxes	23.5	7.5	20.1	(0.8)	26.8	7.5	(5.2)
Net income (loss)	$64.4	$11.0	$31.0	$(1.3)	$40.7	$19.5	$7.4

Other Financial Data
Adjusted EBITDA(1)	$131.0	$30.2	$103.0	$4.7	$137.9	$147.2	$453.8
Cash interest expense							$203.4
Adjusted EBITDA to cash interest expense							2.2	x
Net debt to Adjusted EBITDA(2)							5.2	x
Net debt to Adjusted cash EBITDA(2)(3)							4.7	x
Capital expenditures							$38.2
Depreciation and amortization							$167.1
Upfront contract acquisition payments(4)							$37.9
Upfront contract payment amortization							$53.3

Balance Sheet Data	December 31, 2006	Pro Forma December 31, 2006
		(unaudited)
	(dollars in millions)
Cash and cash equivalents	$30.5	$52.2
Working capital (deficit)	(33.0)	27.7
Total assets	1,118.3	3,432.0
Total debt	603.8	2,421.2
Total stockholder’s equity	219.3	182.0

(1)	EBITDA represents net income before interest expense, net, income taxes, depreciation and amortization (other than amortization related to upfront contract acquisition payments).
Adjusted EBITDA reflects adjustments to take account of the impact of a number of items we do not consider indicative of our ongoing operating performance. Such items include restructuring costs, contingent earnout payments, expenses related to the Acquisition and the impact of fair value inventory adjustments. We also present Adjusted EBITDA on a pro forma basis for the year ended December 31, 2006. Adjusted EBITDA is arrived at by combining the Adjusted EBITDA of each of Clarke American and Harland for the year ended December 31, 2006, as if the Transactions had been consummated on January 1, 2006. Adjusted EBITDA on a pro forma basis includes an additional $54.4 million of synergies anticipated within 18 months on a run-rate basis that are not included in the pro forma adjustments reflected in pro forma EBITDA. These synergies and other adjustments are based on management’s subjective estimates and may not necessarily be indicative of our actual results had we actually operated as a combined company for fiscal year 2006. For example, we expect to incur costs combining our operations immediately following the Transactions that may not be fully reflected in the anticipated run-rate synergies.
We present EBITDA, Adjusted EBITDA, Adjusted cash EBITDA and the related financial ratios because we believe they are important measures of our performance and believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. We believe EBITDA, Adjusted EBITDA, Adjusted cash EBITDA and the related financial ratios provide useful information with respect to our ability to meet our future debt service, capital expenditures, working capital requirements and overall operating performance although EBITDA and Adjusted

EBITDA should not be considered as measures of liquidity. In addition, we utilize EBITDA and Adjusted EBITDA when interpreting operating trends and results of operations of our business.
Our new senior secured credit facilities use Adjusted EBITDA (with certain additional adjustments, including an adjustment for upfront contract payment amortization) to measure our compliance with a maximum leverage covenant and other covenants for the benefit of our revolving lenders. Adjusted EBITDA (with certain additional adjustments, including an adjustment for upfront contract payment amortization) will also be used by our other debt agreements to measure covenant compliance as well. Our executive compensation is based on our EBITDA (with additional adjustments) performance measured against targets. EBITDA and Adjusted EBITDA are also widely used by us and others in our industry to evaluate and price potential acquisition candidates. EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP. Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as measures of discretionary cash available to us to invest in the growth of our business or as measures of cash that will be available to us to meet our obligations, including those under our debt.
In addition, in evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses, including cash expenses, similar to the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. You are therefore cautioned not to place undue reliance on Adjusted EBITDA or financial ratios based on Adjusted EBITDA.
The table below presents a reconciliation of net income (loss) to EBITDA and EBITDA to Adjusted EBITDA for Clarke American:

	Predecessor (Novar)		Predecessor (Honeywell)	Successor	Combined	Successor
	Fiscal 2004	Fiscal 2005				Fiscal 2006
	Year Ended December 31, 2004	Three Months Ended March 31, 2005	Period from April 1 to December 14, 2005	Period from December 15 to 31, 2005	Fiscal Year 2005 Combined	Year Ended December 31, 2006
					(unaudited)
	(dollars in millions)
Net income (loss)	$64.4	$11.0	$31.0	$(1.3)	$40.7	$19.5
Interest expense, net	19.1	5.6	2.4	2.8	10.8	60.0
Provision (benefit) for income taxes	23.5	7.5	20.1	(0.8)	26.8	7.5
Depreciation and amortization	23.3	5.7	42.7	2.2	50.6	54.5
EBITDA	130.3	29.8	96.2	2.9	128.9	141.5
Adjustments:
Restructuring costs(a)	0.7	0.4	1.8	—	2.2	3.3
Contingent earnout payment(b)	—	—	1.9	—	1.9	1.1
Impact of fair value inventory adjustment related to purchase accounting(c)	—	—	3.1	1.8	4.9	1.3
Adjusted EBITDA	$131.0	$30.2	$103.0	$4.7	$137.9	$147.2

(a)	Reflects restructuring expenses, including adjustments, recorded in accordance with GAAP, consisting primarily of severance, post closure facility expenses and other related expenses, associated with:
•	a workforce reduction in Clarke American’s Direct to Consumer segment in 2004;
•	the closure of two facilities and a realignment of Clarke American’s sales force in 2005; and
•	a reorganization of the sales and administrative functions and two facility closures during 2006.
(b)	Reflects charges incurred by Clarke American under an earnout arrangement recorded as selling, general and administrative expense resulting from the 2004 purchase of Alcott Routon, Inc. The total cash payment of $3.0 million related to this earnout arrangement was paid in 2007.
(c)	Reflects the negative effect on net income of the one-time fair value inventory adjustment related to purchase accounting resulting from the Honeywell acquisition and the acquisition by M & F Worldwide effective April 1 and December 15, 2005, respectively.

The table below presents a reconciliation of income from continuing operations to EBITDA and EBITDA to Adjusted EBITDA for Clarke American, Harland and our company on a pro forma basis combined, for the year ended December 31, 2006.

	Pro Forma Year Ended December 31, 2006
	Clarke American Historical	Harland Historical	Adjustments	Pro Forma
	(dollars in millions)
Income from continuing operations	$19.5	$72.9	$(85.0)	$7.4
Interest expense, net	60.0	16.0	135.7	211.7
Provision (benefit) for income taxes	7.5	41.7	(54.4)	(5.2)
Depreciation and amortization	54.5	56.9	55.7	167.1
EBITDA	$141.5	$187.5	$52.0 (a)	$381.0
Additional synergies(a)	—	—	54.4	54.4
Restructuring costs(b)	3.3	0.1	—	3.4
Contingent earnout payment(c)	1.1	—	—	1.1
Transaction expenses(d)	—	12.6	—	12.6
Impact of fair value inventory adjustment related to purchase accounting(e)	1.3	—	—	1.3
Adjusted EBITDA	$147.2	$200.2	$106.4	$453.8

(a)	Reflects adjustments to recognize the effects of the Transactions as if the Acquisition had occurred on January 1, 2006. Pro forma adjustments include $52.0 million of the $106.4 million of synergies anticipated on a run-rate basis within 18 months. The remaining $54.4 million of the $106.4 million of run-rate synergies anticipated within 18 months are set forth in the table above as ‘‘Additional Synergies.’’
(b)	Reflects restructuring expenses, including adjustments, recorded in accordance with GAAP, consisting primarily of severance, post closure facility expenses and other related expenses associated with a reorganization of the sales and administrative function and two facility closures during 2006.
(c)	Reflects charges incurred by Clarke American under an earnout arrangement recorded as selling, general and administrative expense resulting from the 2004 purchase of Alcott Routon, Inc. The total cash payment of $3.0 million related to this earnout arrangement was paid in 2007.
(d)	Reflects costs incurred by Harland in connection with the Acquisition during the year ended December 31, 2006, including, but not limited to, legal, investment banking, compensation, accounting and communications expenses.
(e)	Reflects the negative effect on net income of Clarke American of the one-time fair value inventory adjustment related to purchase accounting resulting from the acquisition by M & F Worldwide effective December 15, 2005.
(2)	Net debt is calculated by subtracting cash and cash equivalents from total debt.
(3)	Calculated by dividing net debt by Adjusted cash EBITDA. Adjusted cash EBITDA is calculated as the sum of Adjusted EBITDA and upfront contract payment amortization of $53.3 million.
(4)	Upfront contract acquisition payments are cash payments made to certain customers upon the execution of and over the life of multi-year contracts. These payments are capitalized and amortized over the life of the respective contracts.

Risks Related to the Acquisition

We may not be able to integrate successfully Harland’s business, and we may not be able to achieve the cost savings or synergies we currently expect, which could have a material and adverse effect on our business, prospects, results of operations and financial condition.

Although each of Clarke American and Harland have acquired businesses in the past, we may not be able to integrate successfully Harland’s business after the closing of the Transactions. We will not be able to begin implementing our integration plan until the closing of the Acquisition. The process of integrating acquired businesses involves numerous risks, including, among others:

•	difficulties in assimilating operations and products;

•	diversion of management’s attention from other business concerns to focus on new businesses and integration issues;

•	risks of operating businesses in which we have limited or no direct prior experience;

•	potential loss of our key employees or of those of the acquired businesses;

•	potential exposure to unknown liabilities; and

•	possible loss of our clients or of those of the acquired businesses.

In addition, it may cost more than the $64.8 million we have anticipated to achieve synergies, and we may not be able to achieve the expected cost savings and synergies to the degree or at the times we currently expect.

Our acquisition of Harland will also greatly increase the size of our company, and we may be unable to manage the increase in scale successfully. The failure to manage the increase in scale successfully could have a material and adverse effect on our business, prospects, results of operations and financial condition.

We may not be able to retain all of Clarke American’s and Harland’s clients after the Acquisition, which may have a material, adverse effect on our business prospects, results of operations and financial condition.

For various reasons, our clients may not remain as our clients following the completion of the Acquisition. A number of Clarke American’s and Harland’s contracts within our printed products business are terminable upon short notice or at will. Furthermore, change of control, non-competition and other provisions in certain of our contracts may give clients the right to terminate those contracts as a result of the Acquisition. The loss of a significant number of clients as a result of the Acquisition may have a material, adverse effect on our business prospects, results of operations and financial condition.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma financial data are based on our consolidated financial statements, adjusted to give effect to the Transactions, including:

•	the completion of the Acquisition;

•	the incurrence of a new senior secured term loan facility with an aggregate principal amount of $1,800.0 million and the $100.0 million new revolving credit facility (undrawn at the closing of the Acquisition);

•	the issuance of $615.0 million of other new debt financing;

•	the payment of $80.8 million of estimated fees and expenses, including customary discounts and commissions, in connection with the Transactions;

•	the repayment of the $425.0 million outstanding amount of Clarke American’s existing senior secured term loan plus $4.3 million of prepayment penalties;

•	the repayment of $175.0 million of Clarke American’s 2013 notes plus $37.3 million of prepayment premiums (assuming 100% of the 2013 notes are validly tendered and accepted for purchase in the tender offer); and

•	the repayment of the $210.6 million outstanding amount of Harland’s existing credit facility.

The unaudited pro forma condensed consolidated financial information also reflects certain reclassifications of Clarke American line items to conform the historical balance sheet presentation to that of the combined company.

The unaudited condensed consolidated pro forma balance sheet as of December 31, 2006 gives effect to the above transactions as if they had occurred on December 31, 2006. The unaudited pro forma condensed consolidated statement of income for the year ended December 31, 2006 gives effect to the above transactions as if they had occurred as of January 1, 2006.

The unaudited pro forma condensed consolidated financial information was prepared using the purchase method of accounting. Accordingly, the estimated cost of the Acquisition has been allocated to the assets acquired and liabilities assumed based upon management’s preliminary estimate of their respective fair values as of December 31, 2006. The final allocation will be based on a complete evaluation of the assets acquired and liabilities assumed on the actual date of the closing of the Acquisition. Accordingly, the information presented in this exhibit may differ materially from the final purchase price allocation. Those allocations are required to be finalized within one year after the completion of the Acquisition.

Preparation of the pro forma financial information was based on assumptions deemed appropriate by our management. The pro forma adjustments and certain assumptions are described in the accompanying notes. The pro forma financial information is unaudited and does not purport to be indicative of the results which actually would have occurred if the above transactions had been consummated as described above, nor does it purport to represent the future financial position and results of operations for future periods. Furthermore, the unaudited pro forma condensed consolidated financial information excludes certain merger-related integration expenses and related charges we expect to incur in future periods. The unaudited pro forma financial information also gives effect to certain identified cost savings as if they had been implemented in their entirety on January 1, 2006. These cost savings were estimated pursuant to EITF issue No. 95-3, ‘‘Recognition of Liabilities in Connection with a Purchase Business Combination’’. There can be no assurance that all or a portion of such cost savings will be accomplished during any particular period, or at all.

Unaudited Pro Forma Condensed Consolidated Balance Sheet
as of December 31, 2006
(dollars in millions)

	Clarke American	Harland	Reclassifications		Pro Forma Adjustments		Pro Forma
Assets
Cash and cash equivalents	$30.5	$10.5	$—		$11.2	(4)	$52.2
Receivables	19.8	83.2	—		—		103.0
Inventories	13.6	19.6	—		3.6	(5)	36.8
Prepaid expenses and other current assets	16.2	36.7	(3.1	)(1)	55.9	(6)	105.7
Deferred income taxes	—	10.9	3.1	(1)	—		14.0
Total current assets	80.1	160.9	—		70.7		311.7
Property plant and equipment, net	92.4	87.2	—		65.9	(5)	245.5
Long-term investments	—	12.0	—		—		12.0
Goodwill	346.8	367.5	—		620.4	(5)	1,334.7
Other intangible assets	550.9	103.3	—		673.2	(5)	1,327.4
Developed technology and content	—	20.2	—		47.9	(5)	68.1
Upfront contract acquisition payments	—	37.0	31.1	(2)	—		68.1
Other assets	48.1	5.0	(31.1	)(2)	42.5	(7)	64.5
Total assets	$1,118.3	$793.1	$—		$1,520.6		$3,432.0
Liabilities and Stockholder’s Equity
Accounts payable	$21.1	$42.7	$—		$—		$63.8
Accrued expenses	45.4	87.7	(1.1	)(3)	7.9	(8)	139.9
Deferred revenue	—	79.8	1.1	(3)	(20.6	)(5)	60.3
Income taxes payable	—	16.8	—		(16.8	)(6)(9)	—
Current portion of long-term debt	46.6	0.2	—		(26.8	)(10)	20.0
Total current liabilities	113.1	227.2	—		(56.3)		284.0
Long-term debt	557.2	211.0	—		1,633.0	(10)	2,401.2
Other deferred liabilities	6.8	42.3	—		(4.7	)(11)	44.4
Deferred income taxes	221.9	—	—		298.5	(5)	520.4
Total liabilities	899.0	480.5	—		1,870.5		3,250.0
Temporary equity	—	4.1	—		(4.1	)(12)	—
Stockholder’s equity	219.3	308.5	—		(345.8	)(13)	182.0
Total liabilities and stockholder’s equity	$1,118.3	$793.1	$—		$1,520.6		$3,432.0

The accompanying notes are an integral part of the unaudited pro forma condensed consolidated balance sheets.

Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet
(dollars in millions)

(1)	Reflects the reclassification of Clarke American’s deferred income taxes from prepaid expenses and other current assets to deferred income taxes.
(2)	Reflects the reclassification of Clarke American’s upfront contract acquisition payments from other assets to upfront contract acquisition payments.
(3)	Reflects the reclassification of Clarke American’s deferred revenue from accrued expenses to deferred revenue.
(4)	Reflects changes to cash and cash equivalents as follows:

Payment of Harland’s accrued interest on existing debt	$(0.5)
Payment of Clarke American’s accrued interest on existing debt	(1.4)
Receipt of proceeds from closing	13.1
Net increase to cash	$11.2

(5)	Reflects the preliminary allocation of the estimated purchase price over the estimated fair value of assets acquired and liabilities assumed in the Acquisition, as follows:

Purchase price (including estimated fees and expenses of $19.4)		$1,699.5
Existing Harland stockholders’ equity and temporary equity, net of the after-tax effect of the write-off of Harland’s unamortized deferred financing fees		(311.9)
Harland debt assumed		(211.2)
Adjustments to historical basis of assets and liabilities acquired to reflect the preliminary estimates of fair values:
Inventories	3.6
Property, plant and equipment	65.9
Intangible assets	673.2
Developed technology and content	47.9
Deferred revenue	20.6
Deferred lease expense	7.2
Deferred income taxes	(298.5)
	519.9	(519.9)
Reduction of income taxes payable relating to stock-based compensation, retention and change in control payments to Harland personnel		(48.5)
Establishment of restructuring purchase accounting reserves pursuant to EITF 95-3 ‘‘Recognition of Liabilities in Connection with a Purchase Business Combination’’		12.4
Estimated purchase price allocated to goodwill		$620.4

(6)	Reflects the reclassification of a pro forma net income tax receivable from a liability to an asset (see note (9) below).
(7)	Reflects the capitalization of the estimated financing fees and expenses related to the Transactions and the write-off of unamortized deferred financing fees on existing debt as follows:

Write-off Clarke American’s historical deferred financing fees	$(13.2)
Write-off Harland’s historical deferred financing fees	(1.1)
Estimated financing fees and expenses related to the Transactions	56.8
Net increase to other non-current assets	$42.5

(8)	Reflects the changes to accrued expenses resulting from:

Payment of Clarke American’s accrued interest on existing debt	$(1.4)
Payment of Harland’s accrued interest on existing debt	(0.5)
Elimination of the current portion of Harland’s unamortized deferred lease expense	(2.6)
Establishment of restructuring purchase accounting reserves pursuant to EITF 95-3 relating to severance benefits and facility closure costs	12.4
Net increase to accrued expenses	$7.9

(9)	Reflects changes to income taxes payable resulting from:

Tax effect of the write-off of Clarke American’s unamortized deferred financing fees and unamortized original discount on existing debt	$(5.9)
Tax effect of the write-off of Harland’s unamortized deferred financing fees on existing debt	(0.4)
Tax effect from the payment of a commitment fee related to financing for the Acquisition	(1.8)
Tax effect from the payment of a $37.3 prepayment premium on existing Clarke American 2013 notes	(14.5)
Tax effect from the payment of a $4.3 prepayment penalty on existing Clarke American senior secured term loan	(1.7)
Tax effect from the payment of $32.9 of retention and change in control payments to Harland personnel	(12.8)
Tax effect for the payment of $91.2 of stock-based compensation to Harland personnel	(35.6)
Reclassification of pro forma net receivable to an asset	55.9
Net decrease to income taxes payable	$(16.8)

(10)	Reflects the repayment of existing debt and borrowings of new debt related to the Transactions as follows:

Repayment of long-term portion of existing Clarke American senior secured term loan	$(379.8)
Repayment of existing Clarke American 2013 notes	(175.0)
Write-off of long-term portion of the original discount on existing Clarke American senior secured term loan	1.4
Repayment of existing Harland credit facility	(210.6)
Borrowings of new senior secured term loan facility, net of current maturities	1,782.0
Issuance of other new debt financing	615.0
Net increase in long-term debt, net of current maturities	1,633.0
Repayment of current portion of existing Clarke American senior secured term loan	(45.2)
Write-off of current portion of the original discount on existing Clarke American senior secured term loan	0.4
New senior secured term loan facility – current maturities	18.0
Net decrease in current portion of long-term debt	(26.8)
Net increase in debt	$1,606.2

(11)	Reflects the elimination of Harland’s long-term deferred lease expense of $4.7 from the preliminary allocation of the purchase price.
(12)	Reflects the elimination of Harland’s temporary equity resulting from the preliminary application of purchase accounting.
(13)	Reflects the changes to stockholder’s equity resulting from:

Elimination of Harland’s stockholders’ equity, including the after-tax effect of the write-off of Harland’s unamortized deferred financing fees	$(308.5)
After tax effect of the write-off of Clarke American’s unamortized deferred financing fees and unamortized original discount on existing debt	(9.1)
After tax effect from the payment of a commitment fee related to financing for the Acquisition	(2.8)
After tax effect from the payment of the $4.3 prepayment penalty on existing Clarke American senior secured term loan	(2.6)
After tax effect from the payment of the $37.3 prepayment premium on existing Clarke American 2013 notes	(22.8)
Net decrease to stockholder’s equity	$(345.8)

Unaudited Pro Forma Condensed Consolidated Statement of Income
Year Ended December 31, 2006
(dollars in millions)

	Clarke American	Harland	Pro Forma Adjustments (1)		Pro Forma
Net revenues	$623.9	$1,050.2	$—	(1)	$1,674.1
Operating expenses
Cost of revenues	389.7	520.8	59.8	(1)(2)	970.3
Selling, general and administrative expenses	147.2	383.7	(40.1	)(1)(3)	490.8
Intangible amortization	—	16.0	(16.0	) (4)	—
Total operating expenses	536.9	920.5	3.7		1,461.1
Operating income	87.0	129.7	(3.7)		213.0
Interest expense, net	(60.0)	(16.0)	(135.7	) (5)	(211.7)
Other income, net	—	0.9	—		0.9
Income before income taxes	27.0	114.6	(139.4)		2.2
Provision (benefit) for income taxes	7.5	41.7	(54.4	)(6)	(5.2)
Income from continuing operations	$19.5	$72.9	$(85.0)		$7.4

The accompanying notes are an integral part of the unaudited pro forma condensed consolidated statement of income.

Notes to Unaudited Pro Forma Condensed Consolidated Statement of Income
(dollars in millions)

(1)	Excludes the effects of the preliminary purchase price allocation adjustment to reduce Harland deferred revenues to fair value of $20.6, because such adjustment is not expected to recur. The pro forma results of operations do not include adjustments for any expected cost savings from the elimination of Clarke American personnel, the closure of Clarke American facilities, estimated procurement savings or the elimination of certain duplicate corporate costs of $54.4. These results also do not include the estimated $52.4 of anticipated costs associated with achieving synergies as these costs are non-recurring.
(2)	Reflects adjustments to cost of revenues resulting from the preliminary allocation of the purchase price and expected cost savings pursuant to EITF 95-3 related to the closure of redundant facilities as follows:

Elimination of Harland’s historical amortization of intangible assets	$(7.2)
Additional amortization of intangible assets resulting from the preliminary allocation of the purchase price	68.2
Additional depreciation of property, plant and equipment resulting from the preliminary allocation of the purchase price	7.0
Expected cost savings from the closure of redundant facilities	(8.2)
Net decrease in cost of revenues	$59.8

Excludes the effects of the preliminary purchase price allocation adjustment to increase Harland’s inventory to fair value by approximately $3.6, because such adjustment is not expected to be recurring.
(3)	Adjustment to selling, general and administrative expenses from the preliminary allocation of the purchase price and expected cost savings pursuant to EITF 95-3 related to the elimination of redundant positions and related expenses resulting from the Acquisition as follows:

Elimination of redundant positions and related expenses	$(43.8)
Additional depreciation of property, plant and equipment resulting from the preliminary allocation of the purchase price	3.7
Adjustments to selling, general and administrative expenses	$(40.1)

(4)	Adjustments to amortization of intangible assets from the elimination of Harland’s historical amortization of intangible assets.
(5)	Reflects adjustments to interest expense related to the borrowings of new debt, at an assumed rate of 7.85% on the new senior secured term loan and 10.0% on the other new debt financing; and the elimination of historical interest expense on both Clarke American and Harland existing credit facilities and existing Clarke American 2013 notes as follows:

New senior secured term loan and the other new debt financing, including amortization of deferred financing fees	$211.3
Elimination of historical Clarke American interest expense	(59.7)
Elimination of historical Harland interest expense	(15.9)
Net increase to interest expense	$135.7

Pro forma interest expense does not include an adjustment for the write-off of the current unamortized Clarke American deferred financing fees of $13.2, the current unamortized Clarke American original discount of $1.8 and the current unamortized Harland deferred financing fees of $1.1 because these items are one-time and non-recurring in nature.
A 1/8% change in interest rates on our total indebtedness would increase or decrease pro forma interest expense by $3.0.
(6)	Reflects the tax effect of the pro forma adjustments at an effective rate of 39.0%.

Effects of the Transactions

On December 19, 2006, M & F Worldwide entered into a definitive Agreement and Plan of Merger with Harland, pursuant to which, upon the terms and conditions set forth therein, M & F Worldwide would acquire Harland for $52.75 per share in cash. On March 28, 2007, the stockholders of Harland approved the Acquisition. On April 4, 2007, M & F Worldwide was notified that it had received early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, applicable to the merger.

Effects on Results of Operations

Upon consummation of the Transactions, we will be a leading provider of printed products, software and services and testing and assessment solutions. On a pro forma basis for the Transactions, we serve approximately 15,000 financial and commercial institutions through the combined Clarke American and Harland Printed Products (‘‘HPP’’) businesses, approximately 28,000 clients through Harland Financial Solutions (‘‘HFS’’) , and over 21,000 educational and commercial clients through Scantron. For fiscal year 2006, on a pro forma basis for the Transactions, we fulfilled over 110 million check units, provided software solutions to approximately 39% of financial institutions, and sold testing or data collection solutions to public high schools, colleges and universities representing approximately 64% of the U.S. student population.

We expect that the Transactions will greatly increase our revenues, the related cost of sales and selling, general and administrative expense. For fiscal year 2006, on a pro forma basis for the Transactions, we generated revenue of $1,674.1 million, compared to Clarke American revenues of $623.9 million for the year ended December 31, 2006. The $1,674.1 million of pro forma revenue consists of $1,271.6 million of pro forma printed products revenue, $324.6 million of historical HFS revenue and $77.9 million of historical Scantron revenue. Our cost of revenues also increased to $970.3 million on a pro forma basis compared with Clarke American’s $389.7 million and interest expense increased to $211.7 million on a pro forma basis compared to Clarke American’s $60.0 million. See ‘‘Unaudited Pro Forma Condensed Consolidated Financial Information.’’ As a result of the application of purchase accounting under Statement of Financial Accounting Standards No. 141, ‘‘Business Combinations,’’ we also expect that our depreciation and amortization expense will increase significantly.

Following the completion of the Transactions, we will place significant focus on improving operating margins by means of reducing selling, general and administrative expenses, shared services, and cost of sales, especially in printed products, where Clarke American and Harland have closely aligned capabilities and operations. We expect to achieve a total of $106.4 million in cost savings on a run-rate basis within 18 months and $112.6 million on a run-rate basis within 24 months of the closing of the Transactions. The cost savings on a run-rate basis within 24 months of the closing of the Transactions are expected to consist of $64.6 million of savings in SG&A expense, $22.7 million of savings from shared services and $25.3 million of savings in cost of sales. We expect to spend approximately $64.8 million to achieve the above-outlined anticipated run-rate synergies. The cost to achieve these synergies will be funded from proceeds of the new financing and available cash. See ‘‘— Effects on Liquidity and Capital Resources’’ below.

Effects on Liquidity and Capital Resources

In connection with the Acquisition, we expect to incur other new debt financing and have entered into new senior secured credit facilities, which will be drawn at the closing of the Acquisition. The proceeds from the issuance of the other new debt financing, together with borrowings under our new senior secured credit facilities will be used to finance the purchase price of the Acquisition, to refinance existing Clarke American and Harland debt and to pay related premiums, fees and other expenses. As a result of an increased level of indebtedness from $603.8 million, net of original discount of $1.8 million on a stand-alone basis as of December 31, 2006, compared to approximately $2,421.2 million on a pro forma basis, we expect that our combined company interest expense will increase significantly after the completion of the Transactions.

New Senior Secured Credit Facilities.    Our new $1,800.0 million senior secured term loan will mature on or about the seventh anniversary of the closing of the Transactions, and we will be required to make scheduled prepayments of principal in the amount of $18.0 million per year in equal quarterly installments. Our new $100.0 million revolving credit facility will mature on or about the sixth anniversary of the closing of the Transactions. This revolving facility includes an up to $60.0 million subfacility in the form of letters of credit and an up to $30.0 million subfacility in the form of short-term swing line loans. We are able to draw up to $25.0 million of borrowings under the revolving credit facility to fund the Acquisition. In addition, under certain circumstances, we will be permitted after the closing of the Transactions to incur additional term loan and/or revolving credit facility indebtedness in an aggregate principal amount of up to $250.0 million. In addition, the terms of the new senior secured credit facilities and the other new debt financing will allow us to borrow substantial additional debt.

Our new senior secured credit facilities contain customary affirmative and negative covenants including, among other things, restrictions on indebtedness, liens, mergers and consolidations, sales of assets, loans, acquisitions, restricted payments, transactions with affiliates, dividends and other payment restrictions affecting subsidiaries and sale-leaseback transactions. Our new senior secured credit facilities also require us to maintain a maximum consolidated secured leverage for the benefit of lenders under our revolving credit facility only. We will have the right to prepay loans under our new senior secured credit facilities at any time without premium or penalty, subject to certain breakage costs, and we may also reduce any unutilized portion of our new senior secured credit facilities at any time, in minimum principal amounts set forth in the credit agreement. The new senior secured term loan will be required to be repaid in equal quarterly installments in aggregate annual amounts equal to 1% of the original principal amount. The balance of the new senior secured term loan will be repaid in full on or about the seventh anniversary of the closing date of the Acquisition. We will be required to prepay our new senior secured term loan with 50% of excess cash flow (as defined in the credit agreement) and 100% of the net proceeds of certain issuances, offerings or placements of debt obligations after the closing date of the Acquisition.

If a change of control (as defined in the credit agreement) occurs after the closing date of the Acquisition, we will be required to make an offer to prepay all outstanding term loans under the credit agreement at 101% of the outstanding principal amount thereof plus accrued and unpaid interest, and lenders holding a majority of the revolving credit commitments may elect to terminate the revolving credit commitments in full. We are also required to offer to prepay outstanding term loans at 100% of the principal amount to be prepaid, plus accrued and unpaid interest, with the proceeds of certain asset sales under certain circumstances.

Other New Debt Financing.     The other new debt financing will mature in 2015. The documents governing the other new debt financing will contain customary restrictive covenants and prepayment provisions.

Liquidity Assessment.    In addition to our normal operating cash and working capital requirements and service of our indebtedness, we also require cash to fund capital expenditures, enable cost reductions through restructuring projects and make upfront contract acquisition payments to financial institution clients as follows:

•	Capital Expenditures. Clarke American incurred $14.7 million in capital expenditures and $1.0 million in capitalized interest in 2006, primarily related to infrastructure investments, internally developed software, cost reduction programs, marketing initiatives and other projects that support future revenue growth. Clarke American’s total capital expenditures (including a capitalized lease of $6.8 million) in 2005 were $25.2 million of similar investments.

•	Upfront Contract Acquisition Payments. During 2006, Clarke American made $15.7 million of upfront contract acquisition payments to financial institution clients. Clarke American made $24.6 million in upfront contract acquisition payments in 2005.

•	Restructuring/Cost Reductions. Restructuring accruals and purchase accounting reserves have been established for anticipated severance payments and other expenses related to the planned restructuring or consolidation of some of our operations. Clarke American made $4.0 million of such payments in 2006.

We believe that, based on current levels of operations and anticipated growth, cash flow from operations, together with other available sources of funds, including borrowings under our new senior secured term loan facility, the other new debt financing and cash on hand, will be adequate to complete the Acquisition and pay related transaction expenses and to make required payments on our indebtedness, to fund anticipated capital expenditures and to satisfy our working capital requirements for at least the next twelve months.

Our ability to meet our debt service obligations and reduce our total debt will depend upon our ability to generate cash in the future which, in turn, will be subject to general economic, financial, business, competitive, legislative, regulatory and other conditions, many of which are beyond our control. We may not be able to generate sufficient cash flow from operations, and future borrowings may not be available to us under our new senior secured credit facilities in an amount sufficient to enable us to repay our debt or to fund our other liquidity needs. If our future cash flow from operations and other capital resources are insufficient to pay our obligations as they mature or to fund our liquidity needs, we may be forced to reduce or delay our business activities and capital expenditures, sell assets, obtain additional debt or equity capital or restructure or refinance all or a portion of our debt on or before maturity. We may not be able to accomplish any of these alternatives on a timely basis or on satisfactory terms, if at all. In addition, the terms of our existing and future indebtedness may limit our ability to pursue any of these alternatives. Some risks that could adversely affect our ability to meet our debt service obligations include, but are not limited to, decreases in check usage, increases in competitive activity, adverse changes among our highly concentrated financial institution clients or adverse legislative changes. Our borrowings under our new senior secured credit facilities and a portion of the other new debt financing will bear interest at floating rates. Therefore, our financial condition will be affected by changes in prevailing interest rates.

The following table is a summary of our significant contractual obligations at December 31, 2006 on a pro forma basis (dollars in millions):

	Payments Due by Period
	Total	Less than 1 year	1 to 3 Years	4 to 5 Years	After 5 Years
New revolving credit facility(1)	$—	$—	$—	$—	$—
New senior secured term loan(2)	1,800.0	18.0	36.0	36.0	1,710.0
Other new debt financing(3)	615.0	—	—	—	615.0
Interest on long term debt	1,517.0	202.8	401.4	395.8	517.0
Capital lease obligations(4)	5.6	1.8	3.5	0.3	—
Operating lease obligations	122.7	24.1	44.0	32.1	22.5
Raw material purchase obligations	11.6	11.6	—	—	—
Other long-term liabilities	17.2	0.9	3.8	1.9	10.6
Upfront contract acquisition payments(5)	114.1	44.5	55.1	12.5	2.0
Other purchase obligations(6)	46.8	18.4	21.8	6.6	—
Postretirement benefit payments(7)	12.2	1.2	2.5	2.4	6.1
Total	$4,262.2	$323.3	$568.1	$487.6	$2,883.2

(1)	Our new $100.0 million revolving credit facility will mature on or about the sixth anniversary of the closing of the Transactions. This facility includes an up to $60.0 million letter of credit subfacility and an up to $30.0 million short-term swing line loan subfacility. We are able to draw up to $25.0 million under the revolving credit facility to fund the Acquisition.
(2)	Our new $1,800.0 million senior secured term loan will mature on or about the seventh anniversary of the closing of the Transactions, and we will be required to make scheduled prepayments of principal in the amount of $18.0 million per year in equal quarterly installments.
(3)	The other new debt financing will mature in 2015.
(4)	Interest expense is estimated on a basis consistent with our estimates of pro forma interest expense. See ‘‘Unaudited Pro Forma Condensed Consolidated Financial Information.’’
(5)	Represents unpaid amounts under existing client contracts.
(6)	Purchase obligations include amounts due under contracts with third party service providers. Such contracts are primarily for information technology services including license rights for mainframe software usage, voice and network data services and telecommunication services. We routinely issue purchase orders to numerous vendors for the purchase of inventory and other supplies. These purchase orders are generally cancelable with reasonable notice to the vendor. As such, these purchase orders are not included in the purchase obligations presented in the table above.
(7)	Represents postretirement benefits expected to be paid to Harland personnel.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

This exhibit contains forward looking statements that reflect management’s current assumptions and estimates of future performance and economic conditions. These statements are subject to a number of risks and uncertainties, many of which are beyond our control. All statements other than statements of historical facts included in this exhibit, including those regarding our strategy, future operations, financial position, estimated revenues, projected costs, projections, prospects, plans and objectives of management, are forward looking statements. When used in this exhibit, the words ‘‘believes,’’ ‘‘anticipates,’’ ‘‘plans,’’ ‘‘expects,’’ ‘‘intends,’’ ‘‘estimates’’ or similar expressions are intended to identify forward looking statements, although not all forward looking statements contain such identifying words. All forward looking statements speak only as of the date of this exhibit. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward looking statements we make in this exhibit are reasonable, such plans, intentions or expectations may not be achieved.

The factors which may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward looking statements contained in this exhibit include:

•	our substantial indebtedness;

•	our ability to generate sufficient cash in the future that affects our ability to make payments on our indebtedness;

•	covenant restrictions under our indebtedness that may limit our ability to operate our business and react to market changes;

•	our ability to incur substantially more debt that could exacerbate the risks associated with our substantial leverage;

•	the maturity of the paper check industry, including a faster than anticipated decline in check usage due to increasing use of alternative payment methods and other factors;

•	consolidation among financial institutions;

•	adverse changes among the large financial institution clients on which we depend, resulting in decreased revenues;

•	intense competition in all areas of the business;

•	sales and other taxes which could have adverse effects on the business;

•	our ability to successfully integrate Harland into our business and manage future acquisitions;

•	our ability to retain Clarke American’s and Harland’s clients after the Acquisition;

•	software defects that could harm our business and reputation;

•	our ability to implement any or all components of our business strategy or realize all of our expected cost savings or synergies;

•	our reliance on third party providers for certain significant information technology needs;

•	our ability to protect our intellectual property rights;

•	contracts with our clients relating to consumer privacy protection which could restrict our business;

•	changes in legislation relating to consumer privacy protection which could harm our business;

•	our ability to protect our client data from account data security breaches;

•	technological improvements that may reduce our competitive advantage over some of our competitors;

•	our ability to attract, hire and retain qualified personnel;

•	fluctuations in the costs of paper and other supplies;

•	interruptions or adverse changes in our vendor or supplier relationships;

•	increased production and delivery costs;

•	environmental risks;

•	downturns in general economic and market conditions and reductions in information technology budgets;

•	the ability of the HFS business to achieve organic growth;

•	regulations governing the HFS business;

•	our ability to develop new products for our Scantron business;

•	future warranty or product liability claims which could be costly to resolve and result in negative publicity;

•	our Scantron government and school clients’ budget deficits; and

•	softness in direct mail response rates.

You should read carefully the risk factors described in Item 1A of the Clarke American Annual Report on Form 10-K filed with the SEC on March 9, 2007 and in Item 1A of Harland’s Annual Report on Form 10-K filed with the SEC on February 28, 2007 for a description of other risks that could, among other things, cause actual results to differ from these forward looking statements.